Exhibit 21.1

SUBSIDIARIES OF BUILDING MATERIALS HOLDING CORPORATION

I.              Building Materials Holding Corporation

A.    BMC Construction, Inc.

1.       Knipp Brother Industries, LLC

2.       KB Industries Limited Partnership (a)

3.       KBI Norcal, G.P. (b)

4.       WBC Construction, LLC (c)

5.       WBC Mid-Atlantic, LLC (d)

B.    BMC West Corporation

1.       BMCW, LLC

2.       BMC West Corporation SouthCentral

3.       BMCW SouthCentral, LP (e)

4.       BBD Construction, LP (f)

5.       BMC Zitting, LLC (g)

(a)   Owned 99% and 1% by BMC Construction, Inc. and BMC West Corporation, respectively.

(b)   Owned 51% by BMC Construction, Inc.

(c)   Owned 60% by BMC Construction, Inc.

(d)   Owned 67.33% by BMC Construction, Inc.

(e)   Owned 99% and 1% by BMCW, LLC and BMC West Corporation SouthCentral, respectively.

(f)    Owned 51% by BMCW, LLC

(g)   Owned 50% by BMCW, LLC